Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE


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                                                                        For the Years Ended September 30,
                                                                      ---------------------------------------
      (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)                     2000                     1999
      -----------------------------------------------
                                                                      --------------           --------------
Net income                                                                 $(3,638)                    $101
Weighted average common shares outstanding                               3,007,434                1,362,390
Common stock equivalents due to dilutive effect of
stock options                                                                    -                    2,217
Total weighted average common shares and common
share equivalents outstanding                                            3,007,434                1,364,607
Basic earnings per common share and common share
equivalents                                                                 $(1.21)                   $0.07

Diluted earnings per common share                                           $(1.21)                   $0.07


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